Exhibit 99 (a)

Bank of Granite	NEWS
——— C O R P O R A T I O N ———

For Release:	July 11, 2002

BANK OF GRANITE CORPORATION TO INCREASE
ITS STOCK REPURCHASE PLAN

     Bank of Granite Corporation (Nasdaq: GRAN) announced today that it has repurchased approximately 882,000 shares of its common stock and that its Board of Directors has authorized an additional $10 million repurchase program. These repurchases may take place from time to time in the open market or privately negotiated transactions, depending on market conditions and subject to compliance with all appropriate securities laws and regulations.

     John A. Forlines, Jr., Chairman and Chief Executive Officer, said it was the company’s intention to continue to repurchase shares as long as the price remains below its estimated intrinsic value. He added, “this decision by the Board enables us to have additional choices in allocating our capital and will allow us to continue our goal of building value for our shareholders.”

     Bank of Granite Corporation is the parent of Bank of Granite and GLL & Associates, Inc. Bank of Granite operates fourteen full-service banking offices in Caldwell, Catawba, and Burke Counties. GLL & Associates, headquartered in Winston- Salem, originates mortgages in the Central and Southern Piedmont and Catawba Valley Regions of North Carolina. Bank of Granite Corporation’s stock is traded on the Nasdaq Stock Market® and is quoted electronically under the symbol GRAN.

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For further information, contact Kirby A. Tyndall, Senior Vice President and
Chief Financial Officer at Voice (828) 496-2026, Fax (828) 496-2010 or Internet
email: ktyndall@bankofgranite.com

Bank of Granite Corporation, PO Box 128, Granite Falls, NC 28630	www.bankofgranite.com

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